EXHIBIT 99.1

Builders FirstSource Reports Financial Results for its Fourth Quarter and Fiscal Year 2006

DALLAS, Feb. 22, 2007 (PRIME NEWSWIRE) -- Builders FirstSource, Inc. (Nasdaq:BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported financial results for its fourth quarter and fiscal year ended December 31, 2006.

 2006 Financial Highlights

 * Sales - Q4 $438.6 million, FY $2,239.5 million
 * Gross margin - Q4 26.0 percent of sales, FY 26.2 percent of sales
 * Net income - Q4 $3.9 million, FY $68.9 million
 * Net income per diluted share - Q4 $0.11, FY $1.91
 * Diluted weighted average shares outstanding - Q4 36.1 million,
   FY 36.0 million

"Even though we are facing the reality of a housing downturn, I want to highlight some of our achievements in 2006," said Floyd Sherman, Builders FirstSource Chief Executive Officer. "First, we continued to grow market share. Our fiscal 2006 sales decreased only 4.2 percent while housing activity in our markets decreased 14.2 percent, and commodity deflation reduced our sales by 3.4 percent. Second, we effectively managed pricing and controlled costs as our gross margin percentage improved 90 basis points. And finally, we adjusted our operating cost structure as housing demand fell rapidly during the second half of the year. As a result of these actions and strong housing activity in the first half of the year, our EBITDA as a percentage of sales was an impressive 7.5 percent for fiscal 2006."

Sherman continued, "Our business is based on relationships. Our people in the field are critical in building and maintaining customer relationships in order to increase our market share. I want to thank all of our employees for their hard work and sacrifice given the current operating conditions."

 Fourth Quarter 2006 Financial Results Compared
  to Fourth Quarter 2005
 ----------------------------------------------
 (See accompanying financial schedules for full financial
  details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

   * Sales were $438.6 million compared to $565.9 million. This 22.5 percent sales decline was primarily driven by an estimated 32.2 percent decrease in housing activity within the company's
     markets. Also, commodity lumber and lumber sheet goods prices had a 6.2 percent negative effect on sales. These non-controllable sales drivers were partially offset by sales growth attributable to market share gains of approximately 13.6 percent and sales growth from new operations of 2.3 percent.

   * Net income was $3.9 million compared to $19.5 million. Net income for the fourth quarter 2006 included stock-based
     compensation expense of $0.6 million (net of tax) as the company adopted Statement of Financial Accounting Standards No. 123
     (Revised 2004), Share-Based Payment, ("SFAS No. 123R") on January
     1, 2006. The company's effective tax rate was 50.4 percent as the company established approximately $0.9 million of additional reserves in connection with various tax audits which are
     underway.

   * Net income per diluted share was $0.11 in 2006, including $0.02 related to the aforementioned stock-based compensation expense, compared to $0.56 in 2005.

   * Diluted weighted average shares outstanding were 36.1 million compared to 35.1 million.

   * Gross margin percentage was up slightly at 26.0 percent, compared to 25.8 percent. The margin expansion was primarily driven by declining procurement prices and effective pricing management, resulting in higher margins for the prefabricated components and lumber & lumber sheet goods categories.

   * Selling, general and administrative ("SG&A") expenses decreased
     $9.2 million. As a percentage of sales, however, SG&A increased from 19.2 percent in 2005 to 22.7 percent in 2006. Lower market prices for lumber products increased the 2006 percentage by 170 basis points as many variable costs do not adjust with changes in price. Stock compensation expense, which was not present in 2005, added 27 basis points.

   * In order to align its workforce with customer demand, the company reduced the number of full-time equivalent employees by
     18.2 percent during the fourth quarter 2006. However, fourth quarter expenses did not reflect the full benefit of these actions as most of the headcount reductions occurred late in the quarter.

   * EBITDA was $20.8 million, or 4.7 percent of sales, compared to
     $42.4 million, or 7.5 percent of sales.

The company is now experiencing the full impact of the housing slowdown across all markets. Even its stronger markets, such as in Georgia, Texas and the Carolinas, experienced sharp year-over-year declines in housing starts during the fourth quarter.

Commenting on the fourth quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, "The operating environment worsened during the fourth quarter. However, we continued to execute our strategy of being a value-added provider of building products and services. As a result, we grew our market share in all but one of our states. As the homebuilders seek to control their costs in this operating environment, we believe that they will seek to partner with their more value-added suppliers in order to increase efficiency and improve quality in the homebuilding process. We believe this has helped us gain market share throughout this down cycle."

Horn added, "We continued to carefully manage our cost structure in light of the lower sales volume. While we took additional cost saving measures during the fourth quarter, we did not realize the full benefit as these actions occurred late in the quarter. We will continue to focus on adjusting staffing levels commensurate with changes in sales volume."

 Fiscal Year 2006 Financial Results Compared to Fiscal Year 2005
 ---------------------------------------------------------------
 (See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their
  GAAP equivalents.)

   * Sales were $2,239.5 million compared to $2,337.8 million. Sales decreased only 4.2 percent despite an estimated 14.2 percent decrease in housing activity in the company's markets and a 3.4 percent negative impact of decreased commodity lumber and lumber sheet goods prices. These non-controllable sales drivers were partially offset by sales growth attributable to market share gains of approximately 12.2 percent and sales growth from new operations of 1.2 percent.

   * Net income was $68.9 million compared to $48.6 million. Net income for 2006 included stock-based compensation expense of $2.6 million (net of tax) as the company adopted SFAS No. 123R on
     January 1, 2006. Adjusted for items related to the company's initial public offering ("IPO") and refinancing transactions,
     2005 net income was $82.2 million.

   * Net income per diluted share was $1.91, including $0.07 related to the aforementioned stock-based compensation expense, compared to $1.55 in 2005. Adjusted for items related to the company's IPO and refinancing transactions, 2005 net income per diluted share was $2.35.

   * Diluted weighted average shares outstanding were 36.0 million compared to 31.4 million. Adjusted for incremental shares related to the company's IPO, 2005 diluted weighted average shares outstanding were 35.0 million.

   * Gross margin percentage increased from 25.3 percent to 26.2 percent. The margin expansion was primarily driven by declining procurement prices and effective pricing management, resulting in higher margins for the prefabricated components and lumber &
     lumber sheet goods categories.

   * SG&A expenses decreased $27.4 million. SG&A for 2005 included a
     $36.4 million payment to stock option holders in connection with the company's IPO and refinancing transactions. This amount was partially offset by incremental expenses related to
     Sarbanes-Oxley 404 compliance efforts and stock-based
     compensation expense, which was not present in 2005.

   * EBITDA was $169.0 million compared to $144.3 million. Adjusted for items relating to the company's initial public offering, 2005
     EBITDA was $180.7 million, or 7.7 percent of sales, compared to
     7.5 percent of sales in 2006.

   * As of December 31, 2006, the company's cash on hand was $93.3 million, and funded debt was $314.9 million.

   * Capital expenditures, excluding acquisitions, were $27.2 million in 2006 compared to $29.7 million in 2005. The company spent approximately $10.0 million less than it had planned in order to conserve capital as housing starts began to decline dramatically in the second half of the year.

Outlook

The company expects that the difficult market conditions affecting its business will continue to have a negative effect on its operating results and year-over-year comparisons through at least mid 2007 and potentially longer. Additionally, if market conditions continue to deteriorate and create increased competitive pressure, the company may not be able to maintain the margins it reported in 2006.

"At this point it is unclear if the housing market has hit bottom. Until housing demand becomes more predictable, we will manage our business day-to-day in order to meet customer needs," said Mr. Sherman. "Despite the challenging operating conditions, we still believe we can continue to gain market share allowing us to outperform our underlying markets. We also expect sales from new operations to contribute slightly more in 2007 than in 2006. We will continue to work diligently to achieve the appropriate balance of short-term costs reductions while maintaining the expertise to grow the business when market conditions improve. As we said last quarter we want to avoid taking steps that will limit our ability to compete and create shareholder value in the long term."

Mr. Sherman concluded, "We believe our 2006 operating results prove that our strategy is valid even in a challenging operating environment. Finally, we continue to believe that the long-term outlook for the housing market is very positive and that our strategy can create shareholder value over the long-term."

Conference Call

Builders FirstSource will host a conference call tomorrow at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-289-0726 (U.S. and Canada) and 913-981-5545 (international). A replay of the call will be available from 1:00 p.m. CT February 23 through March 1, 2007. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8476550. To access the webcast, go to www.bldr.com and click on "Investors." The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 13 states, principally in the southern and eastern United States, and has 68 distribution centers and 59 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. Effective July 3, 2006, the company was assigned to NASDAQ's recently created NASDAQ Global Select Market, a new tier of the NASDAQ Global Market with higher initial listing and corporate governance standards. For more information about Builders FirstSource, visit the company's Web site at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company's growth strategies, including gaining market share, or the Company's revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

 BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
 Condensed Consolidated Statements of Operations
 (unaudited)

                       Three months ended            Year ended
                           December 31,              December 31,
                     -----------------------   -----------------------
                        2006         2005         2006         2005
 ---------------------------------------------------------------------
                            (in thousands, except per share amounts)

 Sales               $  438,579   $  565,851   $2,239,454   $2,337,757
 Cost of sales          324,445      419,707    1,652,899    1,745,230
                     ----------   ----------   ----------   ----------
   Gross margin         114,134      146,144      586,555      592,527
 Impairment of
  goodwill                   --           --        6,763           --
 Selling, general and
  administrative
  expenses               99,391      108,583      439,944      467,355
                     ----------   ----------   ----------   ----------
   Income from
    operations           14,743       37,561      139,848      125,172
 Interest expense,
  net                     6,925        7,583       28,718       47,227
                     ----------   ----------   ----------   ----------
   Income before
    income taxes          7,818       29,978      111,130       77,945
 Income tax expense       3,941       10,479       42,237       29,317
                     ----------   ----------   ----------   ----------
   Net income        $    3,877   $   19,499   $   68,893   $   48,628
                     ==========   ==========   ==========   ==========
 Net income per
  share:
   Basic             $     0.11   $     0.59   $     2.04   $     1.67
   Diluted           $     0.11   $     0.56   $     1.91   $     1.55

 Weighted average
  common shares
  outstanding:
   Basic                 34,224       32,786       33,796       29,152
                     ==========   ==========   ==========   ==========
   Diluted               36,069       35,066       36,039       31,428
                     ==========   ==========   ==========   ==========

 BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
 Sales by Product Category
 (unaudited)

                                   Three Months Ended December 31,
                              ----------------------------------------
                                      2006                   2005
 ---------------------------------------------------------------------
                                        (dollars in thousands)

 Prefabricated components     $   86,095   19.6%    $   115,063   20.3%
 Windows & doors                 103,337   23.6%        116,805   20.7%
 Lumber & lumber sheet goods     122,753   28.0%        194,012   34.3%
 Millwork                         42,719    9.7%         51,594    9.1%
 Other building products
  & services                      83,675   19.1%         88,377   15.6%
                              -----------------     ------------------
     Total sales              $  438,579  100.0%    $   565,851  100.0%
                              =================     ==================

                                      Year Ended December 31,
                              ----------------------------------------
                                      2006                   2005
 ---------------------------------------------------------------------
                                        (dollars in thousands)

 Prefabricated components       $463,738   20.7%      $ 491,850   21.0%
 Windows & doors                 470,437   21.0%        447,472   19.1%
 Lumber & lumber sheet goods     716,443   32.0%        849,928   36.4%
 Millwork                        204,424    9.1%        203,113    8.7%
 Other building products
  & services                     384,412   17.2%        345,394   14.8%
                              -----------------     ------------------
     Total sales              $2,239,454  100.0%    $ 2,337,757  100.0%
                              =================     ==================

 BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
 Condensed Consolidated Balance Sheets
                                                    December 31,
                                                2006            2005
                                            (unaudited)
 ---------------------------------------------------------------------
                               (in thousands, except per share amounts)

 ASSETS
 Current assets:
  Cash and cash equivalents                  $  93,258       $  30,736
  Accounts receivable, less allowances of
   $6,292 and $6,135, respectively             196,658         237,695
  Inventories                                  122,015         149,397
  Other current assets                          28,380          24,753
                                             ---------       ---------
    Total current assets                       440,311         442,581
 Property, plant and equipment, net            109,777          99,862
 Goodwill                                      173,806         163,030
 Other assets, net                              24,621          18,934
                                             ---------       ---------
    Total assets                             $ 748,515       $ 724,407
                                             =========       =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                           $  84,944       $ 127,998
  Accrued liabilities                           59,329          83,572
  Current maturities of long-term debt             442             102
                                             ---------       ---------
    Total current liabilities                  144,715         211,672
 Long-term debt, net of current maturities     318,758         314,898
 Other long-term liabilities                    28,178          26,702
                                             ---------       ---------
                                               491,651         553,272
 Commitments and contingencies
 Stockholders' equity:
  Preferred stock, $0.01 par value,
   10,000 shares authorized; zero shares
   issued and outstanding                           --              --
  Common stock, $0.01 par value,
   200,000 shares authorized; 34,832 and
   32,998 shares issued and outstanding
   at December 31, 2006 and
   2005, respectively                              345             330
  Additional paid-in capital                   127,630         111,979
  Unearned stock compensation                       --          (1,087)
  Retained earnings                            126,974          58,081
  Accumulated other comprehensive income         1,915           1,832
                                             ---------       ---------
    Total stockholders' equity                 256,864         171,135
                                             ---------       ---------
    Total liabilities and
     stockholders' equity                    $ 748,515       $ 724,407
                                             =========       =========

 BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
 Reconciliation of Non-GAAP Financial Measures
  to their GAAP Equivalents
 (unaudited - dollars in thousands, except per share  amounts)

                               Three months ended      Year ended
                                  December 31,         December 31,
                               ---------------------------------------
                                 2006      2005       2006       2005
 ---------------------------------------------------------------------
 Reconciliation to Adjusted
  Net Income and Adjusted
  Net Income per Share (a):
 Net income                    $ 3,877   $19,499   $ 68,893   $ 48,628
 Reconciling items:
  Cash payment to stock
   option holders (b)               --        --         --     36,364
  Write-off of unamortized
   debt issuance costs (c)          --        --         --     10,293
  Financing costs incurred
   and expensed in conjunction
   with the February 2005
   refinancing (c)                  --        --         --      2,425
  Termination penalty resulting
   from prepayment of term
   loan under prior credit
   facilities (c)                   --        --         --      1,700
  Reduction in interest expense
   assuming IPO net proceeds
   were used to repay debt at
   the beginning of the
   period (c)                       --        --         --      3,319
  Tax effect of reconciling
   items at 38.0%                   --        --         --    (20,558)
                               -------   -------   --------   --------
       Adjusted net income     $ 3,877   $19,499   $ 68,893   $ 82,171
                               =======   =======   ========   ========

 Weighted average shares
  outstanding:
   Diluted shares               36,069    35,066     36,039     31,428
   Incremental shares
    for IPO (d)                     --        --         --      3,534
                               -------   -------   --------   --------
       Adjusted diluted shares  36,069    35,066     36,039     34,962
                               =======   =======   ========   ========
 Adjusted net income per
  share - diluted              $  0.11   $  0.56   $   1.91   $   2.35
                               =======   =======   ========   ========
 Reconciliation to EBITDA and
  Adjusted EBITDA (a):
 Net income                    $ 3,877   $19,499   $ 68,893   $ 48,628
 Reconciling items:
  Depreciation and amortization
   expense                       6,036     4,883     22,346     19,131
  Impairment of goodwill            --        --      6,763         --
  Interest expense               6,925     7,583     28,718     47,227
  Income tax expense             3,941    10,479     42,237     29,317
                               -------   -------   --------   --------
    EBITDA                      20,779    42,444    168,957    144,303
  Add:  cash payment to stock
        option holders (b)          --        --         --     36,364
                               -------   -------   --------   --------
      Adjusted EBITDA          $20,779   $42,444   $168,957   $180,667
                               =======   =======   ========   ========
      Adjusted EBITDA as
       percentage of sales         4.7%      7.5%       7.5%       7.7%

 Reconciliation to Return on Net
  Assets and Adjusted Return on
  Net Assets (a):
 Net income                                        $ 68,893   $ 48,628
 Reconciling items:
  Interest expense                                   28,718     47,227
  Income tax expense                                 42,237     29,317
                                                   --------   --------
    Earnings before interest
     and taxes                                      139,848    125,172
  Add:  cash payment to stock
        option holders (b)                               --     36,364
                                                   --------   --------
    Adjusted earnings before
     interest and taxes                            $139,848   $161,536
                                                   ========   ========

    Average net assets                              496,271    486,717
    Return on net assets                               28.2%      25.7%
    Adjusted return on net assets                      28.2%      33.2%

 (a) The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed February 22, 2007.

 (b) Represents cash payment made to stock option holders
     (including applicable payroll taxes) in lieu of adjusting
     exercise prices in conjunction with our refinancing transactions.
     This amount is included in selling, general and administrative expenses.

 (c) This amount is included in interest expense.

 (d) Represents incremental shares related to the company's IPO assuming the 7,500 shares sold by the company were issued at the beginning of the period.

CONTACT:  Builders FirstSource, Inc.
          Charles L. Horn, Senior Vice President
            and Chief Financial Officer
          (214) 880-3500

          Halliburton Investor Relations
          Hala Elsherbini, Vice President
          (972) 458-8000